Exhibit 10.7

NEENAH PAPER

EXECUTIVE SEVERANCE PLAN

(As amended and restated effective January 1, 2009)

THIS DOCUMENT CONSTITUTES THE OFFICIAL PLAN DOCUMENT AS
WELL AS THE SUMMARY PLAN DESCRIPTION OF THIS PLAN.

NEENAH PAPER

EXECUTIVE SEVERANCE PLAN

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4.1	Termination of Employment of Participants	8

ARTICLE V PAYMENTS UPON QUALIFIED TERMINATION OF EMPLOYMENT		9
5.1	Cash Severance Payment	9
5.2	Outplacement Services	10

ARTICLE VI CERTAIN REDUCTION OF PAYMENTS BY THE COMPANY		11
6.1	Determination of Need for Reduction	11
6.2	Reduced Payments	11

ARTICLE VII CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY		12
7.1	Gross-Up Payment	12
7.2	Determinations by Accounting Firm	13
7.3	Timing of Gross-Up Payment	13
7.4	Claims by Internal Revenue Service	13
7.5	Refunds of Excise Taxes	15
7.6	Tax Withholding	15

ARTICLE VIII RELEASE AND RESTRICTIVE COVENANTS		15

ARTICLE IX OTHER TERMS AND CONDITIONS		16

ARTICLE X NONASSIGNABILITY		16

ARTICLE XI UNFUNDED PLAN		16

ARTICLE XII MITIGATION AND SETTLEMENT OF CLAIMS		16
12.1	No Duty to Mitigate	16
12.2	Full Settlement	17

ARTICLE XIII TERMINATION AND AMENDMENT OF THIS PLAN		17

ARTICLE XIV SUCCESSORS		17

ARTICLE XV CLAIMS PROCEDURES		17
15.1	Claims Procedure	17
15.2	Notice of Denial	18
15.3	Right to Review	18
15.4	Application for Review	18
15.5	Hearing	19
15.6	Notice of Hearing	19
15.7	Counsel	19
15.8	Decision on Review	19
15.9	Filing a Claim	19

ARTICLE XVI ERISA RIGHTS		20

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ARTICLE XVII MISCELLANEOUS	21

EXHIBIT “A”	24

EXHIBIT “B”	25

EXHIBIT “C”	26

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NEENAH PAPER

EXECUTIVE SEVERANCE PLAN

ARTICLE I

ESTABLISHMENT AND PURPOSE OF THE PLAN

1.1                               Establishment of the Plan.  Neenah Paper, Inc. (the “Company”) hereby establishes a severance plan for its Eligible Employees, to be known as the Neenah Paper Executive Severance Plan (the “Plan”), as set forth in this document.

1.2                               Background.  Effective as of November 30, 2004 (the “Distribution Date”), a spin-off of the Company, then an affiliate of Kimberly-Clark Corporation (“KC”), was effectuated by the distribution of Company shares to Kimberly-Clark Corporation’s shareholders.  In connection with the spin-off transaction, the Company agreed to establish an executive severance plan similar to the Kimberly-Clark Corporation Executive Severance Plan (the “KC Plan”) for the benefit of certain key executives of the Company.  The Plan was originally established effective December 1, 2004.  The Plan is now amended and restated into its current form effective January 1, 2009.

1.3                               Purpose of Plan.  The purpose of this Plan is to assure the Company that it will have the continued dedication of, and the availability of objective advice and counsel from, key executives of the Company notwithstanding the possibility, threat or occurrence of a change of control of the Company.  In the event the Company receives any proposal from a third person concerning a possible business combination with the Company, or acquisition of the Company’s equity securities, or otherwise considers or pursues a transaction that could lead to a change of control, the Board of Directors of the Company believes it imperative that the Company and the Board be able to rely upon key executives to continue in their positions and be available for advice, if requested, without concern that those individuals might be distracted by the personal uncertainties and risks created by such a possibility.  Should the Company receive or consider any such proposal or transaction, in addition to their regular duties, such key executives may be called upon to assist in the assessment of the proposal or transaction, to advise management and the Board as to whether the proposal or transaction would be in the best interest of the Company and its stockholders, and to take such other actions as the Board might determine to be appropriate.

1.4                               Type of Plan.  This Plan is intended to be an employee welfare benefit plan for severance benefits within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended.

1.5                               Effective Date.  The effective date of this amendment and restatement is January 1, 2009.  The original effective date of the Plan is December 1, 2004.

ARTICLE II

DEFINITIONS

As used in this Plan, the following terms shall have the following respective meanings:

2.1                               Accounting Firm.  Deloitte & Touche LLP or such other certified public accounting firm designated by the Company.

2.2                               Additional Percentage of Annual Base Salary.  The percentage of a Participant’s annual base salary at the rate in effect immediately prior to the Relevant Date or, if higher, immediately before the Qualified Termination of Employment that is approved by the Committee and reflected on Exhibit C.  The Company may update Exhibit C from time to time to reflect the then current Eligible Employees and the then current percentage of each Participant’s annual base salary that has been most recently approved by the Committee, without formally amending the Plan.

2.3                               Affiliate.  The Company and any company, person or organization which, on the date of determination, (A) is a member of a controlled group of corporations (as defined in Code section 414(b)) which includes the Company; (B) is a trade or business (whether or not incorporated) which controls, is controlled by or is under common control with (within the meaning of Code section 414(c)) the Company; (C) is a member of an affiliated service group (as defined in Code section 414(m)) which includes the Company; or (D) is otherwise required to be aggregated with the Company pursuant to Code section 414(o) and regulations promulgated thereunder.

2.4                               Board.  The Board of Directors of the Company.

2.5                               Cause.  A Participant engaging in any of the following activities:

(A)                               Willful failure to perform his duties and responsibilities;

(B)                               Embezzlement, fraud, or misappropriation against or with respect to the Company, its Affiliates and/or their assets;

(C)                               Conviction of a felony charge or a plea of guilty or nolo contendre to a felony charge;

(D)                               Reporting to work under the influence of or while possessing in his body illegal drugs or other intoxicants in any detectable amount;

(E)                                Reporting to work or performing work under the influence of or impaired by alcohol, drugs or other intoxicants; provided, however, the Employee can use over the counter or prescription drugs according to the direction for use for such medication provided that the Employee is able to safely and effectively perform his job;

(F)                                 Unlawful trading in the securities of any corporation (including the Company) based on information gained as a result of the Participant’s performance of services for the Company or an Affiliate;

(G)                               Violation of any of the corporate policies, work rules or standards of the Company or an Affiliate, including but not limited to the Code of Conduct, sexual harassment policy and insider trading policy, or violation of any applicable statute, regulation, or rule, or provision of any applicable code of professional ethics; or

(H)                              Willful disclosure to unauthorized persons of confidential information or trade secrets of the Company or an Affiliate.

2.6                               Change of Control.  Any of the following events:

(A)                               Acquisition of Substantial Percentage.  The acquisition by any Person of beneficial ownership of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section, the following acquisitions shall not constitute a Change of Control:  (i) any acquisition by a Person who on December 1, 2004 is the beneficial owner of thirty percent (30%) or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, including without limitation, a public offering of securities, (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates, or (v) any acquisition by any corporation pursuant to a transaction which complies with subparagraphs (i), (ii), and (iii) of Section 2.6(C) hereof;

(B)                               Change in Majority of Board Members.  During any period of two consecutive years, individuals who at the beginning of such period constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the directors of the Company or other actual or threatened solicitation of proxies of consents by or on behalf of a Person other than the Board;

(C)                               Reorganization, Merger or Consolidation.  Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination: (i) all or substantially all of the individuals and entities who were the beneficial owners of Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more Affiliates) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities; and (ii) no Person (excluding any Successor Entity or any employee benefit plan, or related trust, of the Company or such Successor Entity) beneficially owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the Successor Entity were members of the Incumbent Board (including persons deemed to be members of the Incumbent Board by reason of the proviso to paragraph (B) of this Section) at the time of the execution of the initial Participation Agreement or of the action of the Board providing for such Business Combination; or

(D)                               Liquidation or Dissolution.  Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.7                               Code.  The Internal Revenue Code of 1986, as amended from time to time, and as construed and interpreted by valid regulations or rulings issued thereunder.

2.8                               Committee.  The Compensation Committee of the Board.

2.9                               Company.  Neenah Paper, Inc., a Delaware corporation.

2.10                        Eligible Employee.  Those key employees of the Company and its Affiliates who are from time to time designated by the Chief Executive Officer as eligible to participate in the Plan.  Notwithstanding the above, the Committee may approve criteria for the Chief Executive Officer to use for eligibility purposes of the Plan and shall have the sole authority to approve participation in the Plan by the executive officers of the Company.  The current list of Eligible Employees as of the effective date of this amendment and restatement of the Plan is set forth in Exhibit A attached hereto.  If an Eligible Employee incurs a termination of employment that is not a Qualified Termination of Employment, the individual will cease to be an Eligible Employee.  The Company may update Exhibit A at any time to reflect the then current Eligible Employees, without formally amending the Plan.

2.11                        Equity Plan.  The Neenah Paper, Inc. 2004 Omnibus Stock and Incentive Plan, and any successor or additional plans under which a Participant receives stock options, restricted stock or other equity-based compensation.

2.12                        Excise Tax.  The excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

2.13                        Good Reason.  Any of the following:

(A)                               the assignment to the Participant of any duties diminishing the Participant’s position as an employee or officer of the Company or a substantial adverse alteration in the nature of the Participant’s responsibilities and position from those in effect immediately prior to the Change of Control, other than any such alteration primarily attributable to the fact that the Company is no longer a public company;

(B)                               a reduction by the Company of the Participant’s annual base salary by five percent (5%) or more as in effect immediately prior to the Change of Control, except for across-the-board salary reductions similarly affecting all Eligible Employees;

(C)                               without the express written agreement of the Participant, any assignment or change in duties that would require the relocation of the Participant’s work place to a location that is more than fifty (50) miles from the Participant’s work place immediately prior to a Change of Control of the Company; provided however, the relocation of the Participant’s work place must also increase the regular commute distance between the Participant’s residence and work place by more than fifty (50) miles (one-way).

(D)                               the failure of the Company to pay any portion of the Participant’s current compensation that is due and payable;

(E)                                the failure of the Company to continue in effect, or continue the Participant’s participation in, any compensation plan in which the Participant participates immediately prior to the Change of Control which is material to the Participant’s total compensation and such failure diminishes the Participant’s total compensation (including but not limited to the Company’s stock option, incentive compensation, and bonus plans);

(F)                                 the failure by the Company to continue to provide the Participant with benefits in the aggregate at least as favorable to those enjoyed by the Participant under any of the Company’s pension, life insurance, medical, health and accident, or disability plans, or other fringe benefit plans or arrangements, in which the Participant was participating at the time of the Change of Control, the taking of any action by the Company which would directly or indirectly materially reduce such benefits and fringe benefits in the aggregate, or the failure by the Company to provide the Participant with the number of paid vacation days to which the Participant is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change of Control;

(G)                               the failure by the Company to continue to cover the Participant in defined benefit pension plans (tax-qualified and non-qualified) with benefit formulas at least as favorable in the aggregate to the Participant to those under the Company’s defined benefit pension plans (both tax-qualified and non-qualified) in which the Participant was participating at the time of the Change of Control or the taking of any action by the Company which would directly or indirectly materially reduce the future accrual of benefits in the aggregate under such plans; or

(H)                              the failure by the Company to continue to cover the Participant in a tax-qualified defined benefit pension plan with a benefit formula at least as favorable to the Participant to that under the Company’s tax-qualified defined benefit pension plan in which the Participant was participating at the time of the Change of Control or the taking of any action by the Company which would directly or indirectly materially reduce the future accrual of benefits under such plan, except, in either case, to the extent required by a change in the laws applicable to such plan.

The Participant’s right to terminate the Participant’s employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness.  However, in order to terminate employment for Good Reason, (1) the Participant must give the Company a notice setting forth the circumstances of the act or failure to act alleged to constitute Good Reason within 30 days after the Participant first has actual notice of such act or failure, and stating that the Participant has determined that such act or failure constitutes “Good Reason” hereunder, (2) the Company must fail to correct such act or failure within 30 days after it receives such notice from the Participant, and (3) the Participant must actually terminate his or her employment during the period of 30 days beginning 30 days after the Company receives such notice.

2.14                        Net After-Tax Receipt.  The Value of a Payment, net of all taxes imposed on a Participant with respect thereto under Sections 1 and 4999 of the Code, determined by applying the highest marginal rate under Section 1 of the Code which applied to the Participant’s taxable income for the immediately preceding taxable year.

2.15                        Parachute Value.  With respect to a Payment, the present value as of the date of the Change of Control for purposes of Code Section 280G of the portion of such Payment that constitutes a “parachute payment” under Code Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

2.16                        Participant.  An Eligible Employee who is a party to a Participation Agreement which has not been terminated in accordance with the terms of this Plan.

2.17                        Participation Agreement.  An agreement to participate in the Plan in substantially the form shown as Exhibit B hereto.

2.18                        Payment.  Any payment or distribution in the nature of compensation (within the meaning of Code Section 280G(b)(2)) to or for the benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise.

2.19                        Plan Year.  The calendar year.

2.20                        Qualified Termination of Employment.  A Participant’s “separation from service” within the meaning of Code Section 409A that is also a complete cessation of the Participant’s status as a common law employee of the Company and all its Affiliates and that occurs either:

(A)                               within the two (2) year period following a Change of Control of the Company due to the following:  (i) by the Company without Cause, or (ii) by the Participant with Good Reason;

(B)                               by the Company without Cause before a Change of Control, if a Change of Control occurs within one year after such termination and it is reasonably demonstrated by the Participant that such termination of employment was at the request of a third party that had taken steps reasonably calculated to effect a Change of Control or otherwise arose in connection with or in anticipation of a Change of Control.

A transfer of employment for administrative purposes among the Company and its Affiliates shall not be deemed a Qualified Termination of Employment, but if such a transfer occurs within the two (2) year period following a Change of Control and results in the occurrence of Good Reason, the affected Participant shall have the right to terminate employment for Good Reason and such termination shall be a Qualified Termination of Employment.

2.21                        Reduced Amount.  With respect to a Participant, the greatest aggregate amount of Separation Payments which (a) is less than the sum of all Separation Payments and (b) results in aggregate Net After-Tax Receipts which are equal to or greater than the Net After-Tax Receipts which would result if the Participant were paid the sum of all Separation Payments.

2.22                        Relevant Date.  In the case of a Qualified Termination of Employment as described in subsection (B) of the definition of “Qualified Termination of Employment,” the date of such Qualified Termination of Employment, and, in all other cases, the date of the Change of Control.

2.23                        Safe Harbor Amount.  The amount that is equal to 2.99 multiplied by a Participant’s “base amount” as such term is defined in Code Section 280G.

2.24                        Separation Payment.  With respect to a Participant, a Payment paid or payable to the Participant pursuant to this Plan (disregarding Article VII of this Plan).

2.25                        Severance Period.  The period of two (2) years beginning on the date of the Qualified Termination of Employment.

2.26                        Value.  With respect to a Payment, the economic present value of a Payment as of the date of the Change of Control for purposes of Code Section 280G, as determined by the Accounting Firm using the discount rate required by Code Section 280G(d)(4).

ARTICLE III

PARTICIPATION

3.1                               Participation.  Upon designation as an Eligible Employee, the Executive shall be offered a Participation Agreement and upon execution and delivery thereof by the Eligible Employee evidencing such Eligible Employee’s agreement not to voluntarily leave the employ of the Company and its Affiliates and to continue to render services during the period of any threatened Change of Control of the Company, such Eligible Employee shall become a Participant in the Plan.  A Participant shall cease to be a Participant in the Plan upon the termination of the Participant’s Participation Agreement or the termination of the Plan.

ARTICLE IV

TERMINATION OF EMPLOYMENT OF PARTICIPANTS

4.1                               Termination of Employment of Participants.  Nothing in this Plan shall be deemed to entitle a Participant to continued employment with the Company and its Affiliates and the rights of the Company to terminate the employment of a Participant shall continue as fully as though this Plan were not in effect, provided that any Qualified Termination of Employment shall entitle the Participant to the benefits herein provided.  In addition, nothing in this Plan shall be deemed to entitle a Participant under this Plan to any rights, or to payments under this Plan, with respect to any plan in which the Participant was not a participant prior to a Qualified Termination of Employment.

ARTICLE V

PAYMENTS UPON QUALIFIED TERMINATION OF EMPLOYMENT

5.1                               Cash Severance Payment.  Subject to Article VIII hereof, in the event of a Qualified Termination of Employment of a Participant, a lump sum cash payment shall be made to such Participant as compensation for services rendered, in an amount (subject to any applicable payroll or other taxes required to be withheld) equal to the sum of the amounts specified in subsections (A) through (E) below, reduced (but not below $0) in the case of a Participant who has a Qualified Termination of Employment described in Section 2.20(B) by the dollar amount of the severance pay paid or payable to the Participant pursuant to the Neenah Paper Severance Pay Plan.  Payment shall be made to the Participant as soon as practicable following such Participant’s Qualified Termination of Employment, but no later than the sixtieth (60th) day following the Qualified Termination of Employment (which Qualified Termination of Employment, in the case of a Qualified Termination of Employment described in Section 2.20(B), shall occur at the date of the Change of Control):

(A)                               Salary Plus An Additional Percentage of Annual Base Salary.  A lump sum amount equal to two (2) times the sum of (a) the Participant’s annual base salary at the rate in effect immediately prior to the Relevant Date or, if higher, immediately before the Qualified Termination of Employment, plus (b) the Additional Percentage of Annual Base Salary;

(B)                               Neenah Paper 401(k) Retirement Plan.  A lump sum amount equal to any benefits under the Neenah Paper 401(k) Retirement Plan (or any successor or additional plan) that the Participant forfeits as a result of not being fully vested in any such benefits upon his or her termination of employment, based upon the value of the Participant’s account as of the most recent valuation date before the date of the Qualified Termination of Employment; provided that this benefit shall be payable from the general assets of the Company;

(C)                               Neenah Paper Retirement Contribution Plan.  A lump sum amount equal to (a) in the case of a Participant who participates in the Neenah Paper Retirement Contribution Plan, the Participant’s annual contributions payable by the Company or an Affiliate under the Neenah Paper Retirement Contribution Plan (or any successor or additional plans) and the Neenah Paper Supplemental Retirement Contribution Plan (or any successor or additional plans) (collectively, the “Retirement Contribution Plan”) to which the Participant would have been entitled if he had remained employed by the Company for the Severance Period and earned as compensation the amount set forth in Section 5.1(A) ratably over the Severance Period, plus (b) for all Participants, an amount equal to any benefits under the Retirement Contribution Plan that the Participant forfeits as a result of not being fully vested in any such benefits upon his or her termination of employment, based upon the value of the Participant’s account as of the most recent valuation date before the date of the Qualified Termination of Employment, provided that this benefit shall be payable from the general assets of the Company;

(D)                               Neenah Paper Pension Plan.  In the case of a Participant who participates in the Neenah Paper Pension Plan, a lump sum amount, in addition to any benefits received under the Neenah Paper Supplemental Pension Plan (or any successor or additional plans) and (the “Supplemental Plan”) and the Neenah Paper Pension Plan (or any successor or additional plans) (the “Pension Plan”), in an amount equal to the excess of (a) the benefits under the Pension Plan and the Supplemental Plan determined as if the Participant had remained employed by the Company for the Severance Period (including credit for age, benefit service, and vesting service) and earned as compensation the amount set forth in Section 5.1(A) ratably over the Severance Period, minus (b) the benefits to which the Participant actually is entitled under the Pension Plan and the Supplemental Plan; provided that this benefit shall be equal to the actuarial present value of a straight life annuity without the level income option using the interest rate and factors applicable under the Pension Plan as of the date of payment; and provided further that this benefit shall be payable from the general assets of the Company; and

(E)                                Medical and Dental Benefits.  A lump sum amount equal to the amount of the monthly premiums that the Participant would be required to pay, if he or she elected “COBRA” continuation coverage under the medical and dental plans of the Company in which the Participant was participating immediately before the Qualified Termination of Employment, based upon the premium rates in effect as of the date of the Qualified Termination of Employment, times twenty-four (24).  In addition, the Participant shall receive a cash payment for his or her accrued retiree medical credits (with no additional age or service provided and no additional enhanced access to retiree medical), if any, equal to one dollar ($1) multiplied by the number of his or her accrued retiree medical credits.

5.2                               Outplacement Services.  In addition to the cash Payments described in Section 5.1, the Participant shall be entitled to reimbursement for expenses of professional outplacement services during the Severance Period for up to a total of $50,000, by an outplacement service provider selected by the Company.  To be eligible for reimbursement, any such expense must be submitted no more than ninety (90) days after it is incurred and will be reimbursed within ninety (90) days after it has been submitted.

5.3                               Exemption from and Compliance with Code Section 409A.  The Company intends that the payments and benefits provided under the Plan are to be exempt from the rules of Code Section 409A, including, but not limited to by reason of (a) in the case of payments described in Section 5.1, the exception for short term deferrals as defined in Treas. Reg. Section 1.409A-1(b)(4) or (b) in the case of reimbursements described in Section 5.2, the exemption relating to reimbursements and certain other separation payments described in Treas. Reg. Section 1.409A-1(b)(9)(v).  To the extent, however, that any payment or benefit is determined not to qualify for an applicable exception from the rules of Code Section 409A, the Plan shall be interpreted in a manner consistent with the rules of Code Section 409A.

ARTICLE VI

CERTAIN REDUCTION OF PAYMENTS BY THE COMPANY

6.1                               Determination of Need for Reduction.  Notwithstanding anything in this Plan or any Participation Agreement to the contrary, in the event that the Accounting Firm shall have determined that (i) any Payment to a Participant would be subject to the Excise Tax, but (ii) the Parachute Value of all Payments to the Participant does not exceed 110% of the Safe Harbor Amount, then the Accounting Firm shall determine whether there is a Reduced Amount, and if so, the amount of the necessary reduction of the Participant’s Separation Payments in order to meet the definition of a Reduced Amount.  All fees payable to the Accounting Firm with respect to this Section shall be paid solely by the Company.

6.2                               Reduced Payments.

(A)                               Notice of Reduced Payments and Reductions.  If the Accounting Firm determines that there is a Reduced Amount under 6.1, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof.  The amount of the Separation Payment payable under Section 5.1 will then be reduced so that the aggregate Separation Payments equal the Reduced Amount.  In the event that the Separation Payments have to be reduced to a Reduced Amount, the portions of the Separation Payments that would be paid latest in time will be reduced first and if multiple portions of the Separation Payments to be reduced would be paid at the same time, any non-cash payments will be reduced before any cash payments, and any remaining cash payments will be reduced pro-rata.

(B)                               Binding Determinations by Accounting Firm.  All determinations made by the Accounting Firm under this Section shall be binding upon the Company and the Participant and shall be made within sixty (60) days of a termination of employment of the Participant.

(C)                               Timing of Payment.  As promptly as practicable following such determination of the Reduced Amount, the Company shall pay to or distribute for the benefit of the Participant such Separation Payments as are then due to the Participant under this Plan; provided that such payment or distribution shall be made no later than the sixtieth (60th) day following the Qualified Termination of Employment.

(D)                               Overpayments and Underpayments.  While it is the intention of the Company to reduce the amounts payable or distributable to a Participant hereunder only if the aggregate Net After Tax Receipts to the Participant would thereby be increased, as a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder.

(E)                                Overpayment.  In the event that the Accounting Firm determines that an Overpayment has been made, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Accounting Firm believes has a high probability of success, any such benefit of a Participant shall be treated for all purposes as a loan to the Participant which the Participant shall repay to the Company together with interest at the applicable federal rate provided for in Code Section 7872(f)(2); provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by a Participant to the Company if and to the extent (i) such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Code Sections 1 and 4999 or generate a refund of such taxes, or (ii) such deemed loan would violate any applicable laws or regulations.

(F)                                 Underpayment.  In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid by the Company, within sixty (60) days following such determination by the Accounting Firm, to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Code Section 7872(f)(2).

ARTICLE VII

CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY

7.1                               Gross-Up Payment.  Notwithstanding anything in this Plan or any Participation Agreement to the contrary, in the event that the Accounting Firm shall determine that (i) any Payment to a Participant would be subject to the Excise Tax, and (ii) the Parachute Value of all Payments to the Participant exceeds 110% of the Safe Harbor Amount, then the Participant shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Participant of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  If it shall be determined that (i) any Payment to a Participant would be subject to the Excise Tax, but the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Participant and the provisions of Article VI of this Plan shall apply to that Participant.  The Company’s obligation to make Gross-Up Payments under this Article VII shall be conditioned upon the Participant’s termination of employment.

7.2                               Determinations by Accounting Firm.  Subject to the provisions of Section 7.4, all determinations required to be made under this Article VII, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Accounting Firm.  The Accounting Firm shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Participant that there has been a Payment or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon the Company and the Participant.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder.  In the event the Company exhausts its remedies pursuant to Section 7.4 and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant.

7.3                               Timing of Gross-Up Payment.  Any Gross-Up Payment, as determined pursuant to this Article, shall be paid by the Company to or for the benefit of the applicable Participant as soon as practicable after the Accounting Firm has provided supporting calculations to the Company and the Participant of the Gross-Up Payment, but, for purposes of Code Section 409A, not later than the last day of the calendar year following the calendar year in which the Participant remits the related taxes to the applicable taxing authority (however, this period is by no means an outside payment date or diminishes the Participant’s right to be paid promptly).

7.4                               Claims by Internal Revenue Service.  Each Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable, but no later than ten (10) business days after the Participant is informed in writing of such claim.  The Participant shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which the Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Participant in writing prior to the expiration of such period that the Company desires to contest such claim, the Participant shall:

(A)                               give the Company any information reasonably requested by the Company relating to such claim,

(B)                               take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(C)                               cooperate with the Company in good faith in order effectively to contest such claim, and

(D)                               permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses incurred in connection with such contest during the Participant’s lifetime.  Without limitation of the foregoing provisions of this Section 7.4, the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either (1) pay the tax claimed to the appropriate taxing authority on behalf of the Participant and direct the Participant to sue for a refund or (2) direct the Participant to contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs the Participant to contest the claim, the Company shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.  The payment of any Excise Tax and income tax (including interest and penalties) under this Subsection (D) shall be timely made by the Company directly to the applicable taxing authority on behalf of the Participant.  The payment of any costs and expenses incurred in connection with any contest relating to such taxes (including interest and penalties) under this Subsection (D) shall be paid to the Participant as soon as practicable after the Participant submits evidence to the Company of the costs and expenses, but not later than the end of the Participant’s taxable year following the Participant’s taxable year in which the taxes that are the subject of the contest or proceeding are remitted to the taxing authority, or if as a result of such contest or proceeding no taxes are remitted, the end of the Participant’s taxable year following the Participant’s taxable year in which the contest is completed or there is a final and nonappealable settlement or other resolution of the proceeding.

7.5                               Refunds of Excise Taxes.  If, after the receipt by a Participant of a Gross-Up Payment or payment by the Company of an amount on the Participant’s behalf pursuant to Section 7.4, the Participant becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Participant shall (subject to the Company’s complying with the requirements of Section 7.4, if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after payment by the Company of an amount on the Participant’s behalf pursuant to Section 7.4, a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

7.6                               Tax Withholding.  Notwithstanding any other provision of this Plan, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of a Participant, all or any portion of any Gross-Up Payment, and by signing a Participation Agreement, the Participant shall consent to such withholding.

ARTICLE VIII

RELEASE AND RESTRICTIVE COVENANTS

Any and all Payments and other benefits provided under this Plan are contingent upon, and shall not become payable until, the Participant executes (and does not timely revoke within any applicable revocation period) prior to the time any payments are to be made, an agreement providing for a general release of all claims against the Company, as well as noncompete, nondisclosure, nonsolicitation of customers and employers and nondisparagement provisions upon his or her termination of employment.

ARTICLE IX

OTHER TERMS AND CONDITIONS

The Participation Agreement to be entered into pursuant to this Plan shall contain such other terms, provisions and conditions not inconsistent with this Plan as shall be determined by the Board.  Where appearing in this Plan or the Participation Agreement, the masculine shall include the feminine and the plural shall include the singular, unless the context clearly indicates otherwise.

ARTICLE X

NONASSIGNABILITY

Each Participant’s rights under this Plan shall be nontransferable except by will or by the laws of descent and distribution.

ARTICLE XI

UNFUNDED PLAN

The Plan shall be unfunded and all costs of the Plan shall be paid from the Company’s general assets.  Neither the Company nor the Board shall be required to segregate any assets that may at any time be represented by benefits under the Plan.  Neither the Company nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan.  Any liability of the Company to any Participant with respect to any benefit shall be based solely upon any contractual obligations created by the Plan and the Participation Agreement; no such obligation shall be deemed to be secured by any pledge or any encumbrance on any property of the Company.

ARTICLE XII

MITIGATION AND SETTLEMENT OF CLAIMS

12.1                        No Duty to Mitigate.  In no event shall any Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan, and such amounts shall not be reduced whether or not the Participant obtains other employment.

12.2                        Mandatory Arbitration.  Notwithstanding anything contained in the Plan to the contrary, any controversy or claim arising out of or relating to this Plan shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Atlanta, Georgia.  Judgment upon the award rendered by the arbitrator may be entered only in the State Court of Fulton County or the federal court for the Northern District of Georgia.

12.3                        Full Settlement.  In the event that a Participant contests the Company’s interpretation of any provision of this Plan or the value of any Payment hereunder, and such Participant prevails through arbitration proceedings on at least a major point or significant portion of such contest, the Company agrees to reimburse the Participant, to the full extent permitted by law, all legal fees reasonably incurred by the Participant in such contest, up to a maximum of $50,000.  Any amount payable under this Section 12.3 will be paid by the fifteenth (15th) day of the third month following the month of the delivery of the decision of the arbitrator finding in favor of the Participant, but only if the Participant provides evidence of such expenses incurred by Participant, which may be in the form, among other things, of a canceled check or receipt, within twenty (20) days following the entry of such decision.

ARTICLE XIII

TERMINATION AND AMENDMENT OF THIS PLAN

The Board shall have power at any time, in its discretion, to amend or terminate this Plan, in whole or in part and the Plan Administrative Committee shall also have the power to amend the Plan, except in a manner that would materially affect the cost to the Company, the contributions made by the Company, or the eligibility provisions of Plan, or that would determine compensation of an executive officer; except that no amendment or termination shall impair or abridge the obligations of the Company under any Participation Agreements previously entered into pursuant to this Plan except as expressly permitted by the terms of such Participation Agreements.

ARTICLE XIV

SUCCESSORS

The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Plan and the Participation Agreements in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.

ARTICLE XV

CLAIMS PROCEDURES

15.1                        Claims Procedure.  A Participant may file a written claim with the Company if the Participant believes he or she did not receive all benefits to which he or she is entitled under Section 4.1.  The written claim must be filed within sixty (60) days of the Participant’s Qualified Termination.  In the event that a claim is denied, the Company shall provide to the claimant written notice of the denial within ninety (90) days after the Company receives the claim, unless special circumstances require an extension of time for processing the claim.  If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period.  In no event shall the extension exceed a period of ninety (90) days from the end of such initial period.  Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Company expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

15.2                        Notice of Denial.  If an Participant is denied a claim for benefits under the Plan, the Company shall provide to such claimant written notice of the denial which shall set forth:

(A)                               the specific reasons for the denial;

(B)                               specific references to the pertinent provisions of the Plan on which the denial is based;

(C)                               a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(D)                               an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures.

15.3                        Right to Review.  After receiving written notice of the denial of a claim, a claimant or his or her representative shall be entitled to:

(A)                               request a full and fair review of the denial of the claim by written application to the Company;

(B)                               request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;

(C)                               submit written comments, documents, records, and other information relating to the denied claim to the Company; and

(D)                               a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

15.4                        Application for Review.  If a claimant wishes a review of the decision denying his or her claim to benefits under the Plan, he or she must submit the written application to the Company within sixty (60) days after receiving written notice of the denial.

15.5                        Hearing.  Upon receiving such written application for review, the Company may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Company received such written application for review.

15.6                        Notice of Hearing.  At least ten (10) days prior to the scheduled hearing, the claimant and his or her representative designated in writing by him or her, if any, shall receive written notice of the date, time, and place of such scheduled hearing.  The claimant or his or her representative, if any, may request that the hearing be rescheduled, for his or her convenience, on another reasonable date or at another reasonable time or place.

15.7                        Counsel.  All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

15.8                        Decision on Review.  No later than sixty (60) days following the receipt of the written application for review, the Company shall submit its decision on the review in writing to the claimant involved and to his or her representative, if any, unless the Company determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days after the date of receipt of the written application for review.  If the Company determines that the extension of time is required, the Company shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Company expects to render its decision on review.  In the case of a decision adverse to the claimant, the Company shall provide to the claimant written notice of the denial which shall include:

(A)                               the specific reasons for the decision;

(B)                               specific references to the pertinent provisions of the Plan on which the decision is based;

(C)                               a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(D)                               an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to pursue his claim under binding arbitration as required by Section 12.2.

15.9                        Filing a Claim.  No claim may be filed regarding a denial of a claim for benefits under the Plan until the Participant has exhausted the administrative review procedures under the Plan as set forth in this Article XV.

ARTICLE XVI

ERISA RIGHTS

Participants in the Plan are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”).  ERISA provides that all Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

•                  Examine, without charge, at the office of the Plan Administrator and at other specific locations such as worksites and union halls, all documents governing the Plan, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U. S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•                  Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, and copies of the latest annual report (Form 5500 Series) and updated summary plan description.  The Plan Administrator may request a reasonable charge for the copies.

•                  Receive a summary of the Plan’s annual financial report.  The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Action by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Plan participants and beneficiaries.  No one, including the employer, a union, or any other person, may fire a participant or otherwise discriminate against a participant in any way to prevent that participant from obtaining a pension benefit or exercising your rights under ERISA.

Enforce Your Rights

If a claim for a benefit is denied or ignored, in whole or in part, the participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps the participant can take to enforce the above rights.  For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court (although you may be required to complete the Plan’s appeals process or submit your claim to arbitration before a court will hear your claim).  If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, you may institute an arbitration proceeding.  The arbitrator will decide who should pay court costs and legal fees.  If you are successful, the arbitrator may order the person you have sued to pay these costs and fees.  If you lose, the arbitrator may order you to pay these costs and fees; for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ARTICLE XVII

MISCELLANEOUS

17.1                        General Plan Information.

(A)                               Name, address and telephone number of Plan Sponsor (the Company):

Neenah Paper, Inc.

3460 Preston Ridge Road

Preston Ridge III, Suite 600

Alpharetta, GA 30005

(B)                               Employer identification number of Plan Sponsor:  20-1308307

(C)                               Plan number assigned to the Plan:  513

(D)                               Type of plan:  Welfare benefit severance plan.

(E)                                Form of Plan Administration:  Self-administered by the Plan Sponsor.

(F)                                 Name, address and telephone number of the Plan Administrator:

Neenah Paper, Inc.

Plan Administrative Committee

3460 Preston Ridge Road

Preston Ridge III, Suite 600

Alpharetta, GA   30005

(G)                               Service of legal process may be made on the Plan Sponsor’s General Counsel at:

Neenah Paper, Inc.

Attn: General Counsel
3460 Preston Ridge Road

Preston Ridge III, Suite 600

Alpharetta, GA   30005

(H)                              Service of legal process may also be made upon the Plan Administrator.

(I)                                   Funding Medium:  Benefits under the Plan are paid from the general assets of the Employer.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer.

NEENAH PAPER, INC.

By:	/s/Richard Read

Name:	Richard Read

Title:	Vice President - Human Resources

Date:	December 17, 2008

EXHIBIT “A”

NEENAH PAPER

EXECUTIVE SEVERANCE PLAN

Name Of Participant	Title	Effective Date Of Participation

Sean T. Erwin	Chairman and Chief Executive Officer	December 1, 2004

Bonnie J. Cruickshank-Lind	Sr. Vice President, Chief Financial Officer and Treasurer	December 1, 2004

Steven S. Heinrichs	Sr. Vice President, General Counsel and Secretary	December 1, 2004

Dennis P. Runsten	President, U.S. Technical Products	December 1, 2004

John P. O’Donnell	President, Fine Paper	November 1, 2007

James R. Piedmonte	Sr. Vice President, Operations	December 1, 2004

Jon C. Wall	Vice President, Research & Development	December 1, 2004

Richard F. Read	Vice President, Human Resources	December 1, 2004

William B. McCarthy	Vice President, Investor Relations and Analysis	December 1, 2004

John J. Herson*	Vice President, Tax*	December 1, 2004*

Julie Schertell	Vice President, Supply Chain, Fine Paper	July 21, 2008

Marjorie Pond	Vice President, Fine Paper Sales	June 1, 2007

Lawrence Brownlee	Vice President and Controller	December 1, 2004

*John J. Herson’s participation will cease effective January 2, 2009.

Approved by:
Sean T. Erwin
Chief Executive Officer

EXHIBIT “B”

FORM OF PARTICIPATION AGREEMENT

I hereby agree to become a Participant in the Neenah Paper Executive Severance Plan (the “Plan”), effective as of                         , 200      .  I acknowledge that I have received a copy of the Plan document.

As part of my participation in the Plan and in consideration for the benefits that I may become entitled to thereunder, I hereby agree that I will not voluntarily terminate my employment with Neenah Paper, Inc. and its Affiliates (the “Company”) during any period of a threatened Change of Control of the Company.

If I should voluntarily terminate my employment with the Company for any reason at any time (other than for “Good Reason” following a “Change of Control”, as those terms are defined in the Plan),  I hereby acknowledge and agree that I will immediately cease participation in the Plan and shall not be eligible for any payments or benefits under the Plan.

I understand that any controversy or claim arising out of or relating to the Plan is required to be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Atlanta, Georgia and that judgment upon the award rendered by the arbitrator may be entered only in the State Court of Fulton County or the federal court for the Northern District of Georgia.  I hereby waive my right to file suit under the Employee Retirement Income Security Act of 1974, as amended, in the event of any such controversy or claim.

Signature of Participant

Name of Participant:

Title:

Date:

EXHIBIT “C”

NEENAH PAPER

EXECUTIVE SEVERANCE PLAN

CHART OF ADDITIONAL PERCENTAGES OF ANNUAL BASE SALARY

Name Of Participant	Additional Percentage of Annual Base Salary

Sean T. Erwin	%

Bonnie J. Cruickshank-Lind	%

Steven S. Heinrichs	%

Dennis P. Runsten	%

John P. O’Donnell	%

James R. Piedmonte	%

Jon C. Wall	%

Richard F. Read	%

William B. McCarthy	%

John J. Herson*	%*

Julie Schertell	%

Marjorie Pond	%

Lawrence Brownlee	%

*John J. Herson’s participation will cease effective January 2, 2009.